DEBENTURE AND WARRANT PURCHASE AGREEMENT

THIS DEBENTURE AND WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of May 17, 2010 (“Effective Date”), is entered into by and between American Petro-Hunter, Inc., a Nevada corporation (the “Company”), and Maxum Overseas Fund (the “Purchaser”).

RECITAL

WHEREAS, the Purchaser is willing to acquire from the Company, and the Company is willing to issue to the Purchaser, on the terms and subject to the conditions set forth herein, (i) a Convertible Debenture in the aggregate principal amount of up to $1,500,000 (the “Debenture”) on the terms and conditions as set forth in the Debenture in the form attached hereto as Exhibit A, and (ii) one or more warrants to purchase shares of common stock of the Company (the “Warrant”) on the terms and conditions set forth in the Warrant in the form attached hereto as Exhibit B.

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.       Issuance and Receipt of the Debenture and Warrant; Restatement of Prior Notes. The Company agrees to issue and deliver the Debenture and Warrants to the Purchaser simultaneously with the execution of this Agreement.  The issue date of each Warrant shall be such date the Company first receives funds from the Purchaser under the Debenture.  The Company and Purchaser each acknowledge and agree that this Agreement, together with the Debenture and the Warrant (collectively, the “Transaction Documents”), amends and restates in their entirety any promissory notes previously issued by the Company to the Purchaser, including, without limitation, those notes dated April 19, 2010, April 27, 2010, April 29, 2010 and May 3, 2010, and the Transaction Documents constitute the full and entire understanding between the parties with respect to the subject matter hereof.

2.       Representations and Warranties of the Company.  The Company represents, and warrants to, the Purchaser as follows:

(a)   Organization and Good Standing: Certificate of Incorporation and Bylaws. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted.  The Company is duly qualified to conduct business as a foreign corporation and is in good standing as a foreign corporation in all jurisdictions where the properties owned, leased or operated by it are located or where its business is conducted, except where the failure to so qualify or be in good standing is not reasonably likely to have a material adverse effect on the Company’s business, financial condition, results of operations, assets, liabilities or prospects (a “Material Adverse Effect”).

(b)   Corporate Power.  The Company has all requisite legal and corporate power to enter into, execute, deliver and perform its obligations under the Transaction Documents.  This Agreement is and, upon each of their issuance, the Debenture and Warrant will be, valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other laws or court decisions relating to or affecting the rights of creditors generally, and such enforcement may be limited by equitable principles of general applicability.

(c)   Authorization.

(i)         Corporate Action.  All corporate and legal action on the part of the Company, its officers, directors and stockholders necessary for the execution and delivery of the Transaction Documents, and the performance of the Company’s obligations hereunder and thereunder, has been taken.

(ii)        No Preemptive Rights.  No person has any right of first refusal or any preemptive or similar rights in connection with the issuance of the Debenture or the Warrant, or the shares of the Company issuable upon conversion of the Debenture or the exercise of the Warrant (the “Conversion Stock”).

(d)   Noncontravention.  The execution, delivery and performance of and compliance with the Transaction Documents and the issuance of the Conversion Stock will not result in nor constitute any breach, default or violation of (i) any agreement, contract, lease, license, instrument or commitment (oral or written) to which the Company is a party or is bound or (ii) any law, rule, regulation, statute or order applicable to the Company or its properties, nor result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company, any of which breach, default or violation under clause (i) or (ii), preceding, would have a Material Adverse Effect.

(e)   Consents. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state, local or provincial or other governmental authority or other person on the part of the Company is required in connection with the valid execution and delivery of the Transaction Documents, or the offer, or issuance of the Debenture, the Warrant or the Conversion Stock other than, if required, filings or qualifications under applicable federal or state securities laws.

(f)    Offering.  In reliance, in part, on the representations and warranties of the Purchaser in Section 3 hereof, the offer and issuance of the Debenture and Warrant in conformity with the terms of this Agreement and the issuance of the Conversion Stock will not result in a violation of the requirements of Section 5 of the Securities Act of 1933, as amended, (the “Securities Act”) or the qualification or registration requirements of any applicable state securities laws.

(g)   Compliance with Laws.  The Company is not (i) subject to the terms or provisions of any material judgment, decree, order, writ or injunction or (ii) in violation of any terms or provisions of any laws, rules, or regulations, except where such violations do not and are not likely to have a Material Adverse Effect.

(h)   Compliance with Corporate Instruments and Laws.  The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws as currently in effect.  The Company is in compliance in all material respects with all applicable laws, statutes, rules, and regulations of all governmental and regulatory authorities which are applicable and the compliance with which is material to the Company or its assets or business.  All licenses, franchises, permits and other governmental authorizations held by the Company and which are material to its business are valid and sufficient in all respects for the business presently carried on by the Company.

(i)    Use of Proceeds.  The Company expects to use the net proceeds received under this Agreement for general working capital purposes and possibly the acquisition of assets and companies. The remaining proceeds received under this Agreement will be used for the ongoing development of the Company’s oil and gas projects, specifically in the near term on the Rooney Project in Kansas and the North Oklahoma Project for drilling and completion costs, land leasing and for general administration going forward. The Company has not reserved or allocated specific amounts for these purposes. Accordingly, the Company’s management will have broad discretion as to the application of such funds.

(j)    Public Filings.

(i)       The Company has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934, as amended, during the past twelve months (the “Company SEC Reports”). The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in all material respects in accordance with the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii)      Each of the consolidated financial statements (including, in each case, any notes thereto) contained in or incorporated by reference into the Company SEC Reports was prepared in accordance with U.S. Generally Accepted Accounting Principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), complied in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company of the dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments).

3.       Representations and Warranties by the Purchaser. The Purchaser represents, and warrants to, and covenants with, the Company as follows:

(a)   Investment. The Purchaser is acquiring the Debenture, Warrant and Conversion Stock for the Purchaser’s own account, and not directly or indirectly for the account of any other person.  The Purchaser is acquiring the Debenture, Warrant and Conversion Stock for investment and not with a view to distribution or resale thereof except in compliance with Securities Act of 1933, as amended (the “Securities Act”) and any applicable state law regulating securities.

(b)   Registration of Debenture and Conversion Stock.  The Purchaser must bear the economic risk of investment for an indefinite period of time because the Debenture, Warrant and Conversion Stock have not been registered under the Securities Act and therefore cannot and will not be sold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from the Securities Act, including, without limitation, any exemption for limited sales in routine brokers’ transactions pursuant to Rule 144 under the Securities Act will become available. Transfer of the Debenture, Warrant and Conversion Stock have not been registered or qualified under any applicable state law regulating securities and therefore the Debenture, Warrant and Conversion Stock cannot and will not be sold unless they are subsequently registered or qualified under any such act or an exemption therefrom is available.  The Company has made no representations, warranties or covenants whatsoever as to whether any exemption from any such act will become available.

(c)   Accredited Investor. The Purchaser represents and warrants to, and covenants with, the Company that: (i) the Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act and the Purchaser is also knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in securities presenting an investment decision like that involved in the purchase of the Debenture, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Debenture; and (ii) the Purchaser has had the opportunity to review the risks identified on Annex I, attached hereto.

(d)   Access to Information.  The Purchaser acknowledges that he has had access to the Company SEC Reports.  The Purchaser further acknowledges that the Company has made available to him the opportunity to ask questions of and receive answers from the Company's officers and directors concerning the terms and conditions of this Agreement and the business and financial condition of the Company, and the Purchaser has received such information about the business and financial condition of the Company and the terms and conditions of the Agreement as he has requested.  The Purchaser understands that the Debenture, Warrant and Conversion Stock are speculative investments, which involve a high degree of risk of loss of the Purchaser’s entire investment.  Among others, the undersigned has had the opportunity to review of the risks identified under the caption “Risk Factors” in the Company SEC Reports and Annex I.

(e)   Pre-Existing Relationship.  The Purchaser further represents and warrants that the Purchaser has such business or financial expertise as to be able to protect the Purchaser’s own interests in connection with the purchase of the Debenture, Warrant and Conversion Stock .

(f)    Foreign Matters.  The Purchaser acknowledges that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Debenture, or possession or distribution of offering materials in connection with the issuance of the Debenture, in any jurisdiction outside the United States where legal action by the Company for that purpose is required.  Each Purchaser outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in purchasing this Debenture, Warrant and the Conversion Stock.

(g)   Compliance with Laws.  Purchaser will not use any of the Conversion Stock to cover any short position in the Common Stock of the Company if doing so would be in violation of applicable securities laws.

(h)   Legal and Tax Advice.  The Purchaser understands that nothing in the Company SEC Reports, this Agreement or any other materials presented to the Purchaser in connection with the purchase of the Debenture, Warrant and Conversion Stock constitutes legal, tax or investment advice.  The Purchaser has consulted such legal, tax and investment advisors, as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Debenture, Warrant and Conversion Stock.

(f)  Prior Notes.  The Purchaser acknowledges that the amounts set forth on Attachment 1 to the Debenture represent all amounts owed by the Company to Purchaser as of the date hereof, including any accrued and unpaid interest.

(g) Further Assurances.  The Purchaser agrees and covenants that at any time and from time to time it will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Agreement and to comply with state or federal securities laws or other regulatory approvals.

4.       Redemption Right. Upon the applicable Repayment Date for the Initial Advance or any subsequent Draw Down (each as defined in the Debenture), the Company shall have the right to automatically convert any remaining outstanding principal balance and accrued interest associated with such Initial Advance or subsequent Draw Down into Conversion Stock at the rate of the then applicable Conversion Price (as defined in the Debenture).

5.       Indemnification.

(a)   Company’s Indemnification of Purchaser.  To the extent permitted by law, the Company shall defend, indemnify and hold harmless the Purchaser from and against any and all losses, claims, judgments, liabilities, demands, charges, suits, penalties, costs or expenses, including court costs and attorneys’ fees resulting from any claim, demand, suit, action or proceeding brought by any third party (“Claims and Liabilities”) with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Company in this Agreement, or (ii) the breach of any covenant or agreement made by the Company in this Agreement.

(b)   Purchaser’s Indemnification of Company.  To the extent permitted by law, the Purchaser shall defend, indemnify and hold harmless the Company from and against any and all Claims and Liabilities with respect to or arising from (i) the breach of any warranty or any inaccuracy of any representation made by the Purchaser in this Agreement, or (ii) the breach of any covenant or agreement made by the Purchaser in this Agreement.

(c)   Claims Procedure.  Promptly after the receipt by any indemnified party (the “Indemnitee”) of notice of the commencement of any action or proceeding against such Indemnitee, such Indemnitee shall, if a claim with respect thereto is or may be made against any indemnifying party (the “Indemnifying Party”) pursuant to this Section 5, give such Indemnifying Party written notice of the commencement of such action or proceeding and give such Indemnifying Party a copy of such claim and/or process and all legal pleadings in connection therewith.  The failure to give such notice shall not relieve any Indemnifying Party of any of its indemnification obligations contained in this Section 5, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party.  Such Indemnifying Party shall have, upon request within thirty (30) days after receipt of such notice, but not in any event after the settlement or compromise of such claim, the right to defend, at its own expense and by its own counsel reasonably acceptable to the Indemnitee, any such matter involving the asserted liability of the Indemnitee; provided, however, that if the Indemnitee determines that there is a reasonable probability that a claim may materially and adversely affect it, other than solely as a result of money payments required to be reimbursed in full by such Indemnifying Party under this Section 5 or if a conflict of interest exists between Indemnitee and the Indemnifying Party, the Indemnitee shall have the right to defend, compromise or settle such claim or suit; and, provided, further, that such settlement or compromise shall not, unless consented to in writing by such Indemnifying Party, which shall not be unreasonably withheld, be conclusive as to the liability of such Indemnifying Party to the Indemnitee.  In any event, the Indemnitee, such Indemnifying Party and its counsel shall cooperate in the defense against, or compromise of, any such asserted liability, and in cases where the Indemnifying Party shall have assumed the defense, the Indemnitee shall have the right to participate in the defense of such asserted liability at the Indemnitee’s own expense.  In the event that such Indemnifying Party shall decline to participate in or assume the defense of such action, prior to paying or settling any claim against which such Indemnifying Party is, or may be, obligated under this Section 5 to indemnify an Indemnitee, the Indemnitee shall first supply such Indemnifying Party with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or, failing such judgment or decree, the terms and conditions of the settlement or compromise of such claim.  An Indemnitee’s failure to supply such final court judgment or decree or the terms and conditions of a settlement or compromise to such Indemnifying Party shall not relieve such Indemnifying Party of any of its indemnification obligations contained in this Section 5, except where, and solely to the extent that, such failure actually and materially prejudices the rights of such Indemnifying Party.  If the Indemnifying Party is defending the claim as set forth above, the Indemnifying Party shall have the right to settle the claim only with the consent of the Indemnitee.

(d)   Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that, from and after the Effective Date, its sole and exclusive monetary remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 5, except that nothing in this Agreement shall be deemed to constitute a waiver of any injunctive or other equitable remedies or any tort claims of, or causes of action arising from, intentionally fraudulent misrepresentation, willful breach or deceit.

6.       Confidentiality.  The Purchaser represents to the Company that, at all times during the Company’s offering of the Debenture, the Purchaser has maintained in confidence all non-public information regarding the Company received by the Purchaser from the Company or its agents, and covenants that it will continue to maintain in confidence such information and shall not use such information for any purpose other than to evaluate the purchase of the Debenture until such information (a) becomes generally publicly available other than through a violation of this provision by the Purchaser or his agents or (b) is required to be disclosed in legal proceedings (such as by deposition, interrogatory, request for documents, subpoena, civil investigation demand, filing with any governmental authority or similar process), provided, however, that before making any use or disclosure in reliance on this subparagraph (b) the Purchaser shall give the Company at least fifteen (15) days prior written notice (or such shorter period as required by law) specifying the circumstances giving rise thereto and will furnish only that portion of the non-public information which is legally required and will exercise his best efforts to obtain reliable assurance that confidential treatment will be accorded any non-public information so furnished.

7.       Finder’s Fee.  The Company agrees to pay a finder’s fee of five percent (5%) of the principal amount of the Debenture, to be paid proportionally upon the Initial Advance and any subsequent Draw Down (each as defined in the Debenture).

8.       Miscellaneous.

(a)   Waivers and Amendments.  Any provision of this Agreement may be amended, waived or modified upon the written consent of the Company and the Purchaser.

(b)   Governing Law.  This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflict of laws provisions of the State of Nevada or of any other state.

(c)   Entire Agreement.  This Agreement, together with the Exhibits hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

(d)   Notices.  All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand or by facsimile transmission or three (3) days after being mailed, registered or certified mail, return receipt requested, with postage prepaid to the applicable parties hereto at the address stated on the signature page hereto or if any party shall have designated a different address or facsimile number by notice to the other party given as provided above, then to the last address or facsimile number so designated.

(e)   Validity.  If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions thereof shall not in any way be affected or impaired thereby.

(f)    Counterparts.  This Agreement may be executed in any number of counterparts, and a party’s delivery of a signed counterpart by facsimile transmission shall constitute that party’s due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date and year first written above.

AMERICAN PETRO-HUNTER, INC.

By:
Name: Robert McIntosh
Title: Chief Executive Officer

MAXUM OVERSEAS FUND

By:
Name: Kenneth Taves
Title: Portfolio Manager

EXHIBIT A
FORM OF CONVERTIBLE DEBENTURE

EXHIBIT B
FORM OF WARRANT

ANNEX I
RISK FACTORS

The risks described below are the ones the Company believes are the most important for the Purchaser to consider, although these risks are not the only ones that the Company faces. If events anticipated by any of the following risks actually occur, the Company’s business, operating results or financial condition could suffer and the trading price of the Company’s common stock could decline.  As used below, “we,” “us” and “our” refer to American Petro-Hunter Inc., which is also sometimes referred to as the “Company.”

Risks Relating to Our Business

The duration or severity of the current global economic downturn and disruptions in the financial markets, and their impact on our Company, are uncertain.

The oil and gas industry generally is highly cyclical, with prices subject to worldwide market forces of supply and demand and other influences.  The recent global economic downturn, coupled with the global financial and credit market disruptions, have had a historic negative impact on the oil and gas industry.  These events have contributed to an unprecedented decline in crude oil and natural gas prices, weak end markets, a sharp drop in demand, increased global inventories, and higher costs of borrowing and/or diminished credit availability.  While we believe that the long-term prospects for oil and gas remain bright, we are unable to predict the duration or severity of the current global economic and financial crisis.  There can be no assurance that any actions we may take in response to further deterioration in economic and financial conditions will be sufficient.  A protracted continuation or worsening of the global economic downturn or disruptions in the financial markets could have a material adverse effect on our business, financial condition or results of operations.

 We have a history of losses which may continue, which may negatively impact our ability to achieve our business objectives.

We have incurred net losses and other comprehensive losses of $5,284,172 for the period from January 24, 1996 (inception) to December 31, 2009.  We cannot be assured that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise.  There can be no assurance that future operations will be profitable.  We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

 If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer substantial dilution.

We will require additional funds to initiate our oil and gas exploration activities, and to take advantage of any available business opportunities.  Historically, we have financed our expenditures primarily with proceeds from the sale of debt and equity securities, and bridge loans from our officers and stockholders.  In order to meet our obligations or acquire an operating business, we will have to raise additional funds.  Obtaining additional financing will be subject to market conditions, industry trends, investor sentiment and investor acceptance of our business plan and management.  These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us.  If we are not successful in achieving financing in the amount necessary to further our operations, implementation of our business plan may fail or be delayed.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

 In their report dated March 26, 2010, our independent auditors stated that our financial statements for the fiscal year ended December 31, 2009 were prepared assuming that we would continue as a going concern.  Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations.  We continue to experience net operating losses.  Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities.  Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

We have a limited operating history and if we are not successful in growing our business, then we may have to scale back or even cease our ongoing business operations.

           We have yet to generate positive earnings from our current business strategy and there can be no assurance that we will ever operate profitably.  Our Company has a limited operating history in the business of oil and gas exploration and must be considered in the development stage.  Our success significantly depends on successful acquisition and subsequent exploration activities.  Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history.  We may be unable to locate recoverable reserves or operate on a profitable basis.  We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage.  If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our Company.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We may face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the SEC and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future.  We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404 “).  We are a non-accelerated filer as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.  Section 404 requires us to include an internal control report with our Annual Report on Form 10-K.  That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year.  This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified.  Failure to comply, or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our securities.  Furthermore, an attestation report on our internal controls from our independent registered public accounting firm is required as part of our annual report for the fiscal year ending December 31, 2009.  We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404 of the Sarbanes-Oxley Act.  The financial cost of compliance with these laws, rules and regulations is expected to remain substantial.  We cannot assure you that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters.  Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

Risks Related to our Oil and Gas Exploration

Our future operating revenue is dependent upon the performance of our properties.

Our future operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore, acquire and develop additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors.  Such assessments are necessarily inexact.  No assurance can be given that we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases.  We may not discover or successfully produce any recoverable reserves in the future, or we may not be able to make a profit from the reserves that we may discover.  In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional, third-party funding, if such funding can be obtained.  Such options would possibly include debt financing, sale of equity interests in our Company, joint venture arrangements, or the sale of oil and gas interests.  If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations.  If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

We own rights to oil properties that have not yet been developed.

We own rights to oil and gas properties that have limited or no development.  There are no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

Title to the properties in which we have an interest may be impaired by title defects.

Our general policy is to obtain title opinions on significant properties that we drill or acquire.  However, there is no assurance that we will not suffer a monetary loss from title defects or title failure.  Additionally, undeveloped acreage has greater risk of title defects than developed acreage.  Generally, under the terms of the operating agreements affecting our properties, any monetary loss is to be borne by all parties to any such agreement in proportion to their interests in such property.  If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We are subject to risks arising from the failure to fully identify potential problems related to acquired reserves or to properly estimate those reserves.

Although we perform a review of the acquired properties that we believe is consistent with industry practices, such reviews are inherently incomplete.  It generally is not feasible to review in depth every individual property involved in each acquisition.  Ordinarily, we will focus our review efforts on the higher-value properties and will sample the remainder, and depend on the representations of previous owners.  However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential.  Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties.  There are numerous uncertainties inherent in estimating quantities of proved oil reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates.

If we are unable to successfully recruit qualified managerial and field personnel having experience in oil and gas exploration, we may not be able to execute on our business plan.

In order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business.  Competition for qualified individuals is intense.  There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Even if we are able to discover and produce oil or natural gas, the potential profitability of oil and gas ventures depends upon factors beyond the control of our Company.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control.  For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments.  Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project.  These changes and events may materially affect our future financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our Company not receiving an adequate return on invested capital.

Drilling for oil and gas involves inherent risks that may adversely affect our future results of operations and financial condition.

Drilling for oil and gas involves numerous risks, including the risk that we will not encounter commercially productive oil and gas reservoirs.  The wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in those wells.  The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that crude or natural gas is present or may be produced economically. The costs of drilling, completing and operating wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including, but not limited to:

•	unexpected drilling conditions;

•	pressure or irregularities in formations;

•	equipment failures or accidents;

•	mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•	fires, explosions, blowouts and surface cratering;

•	uncontrollable flows of oil and formation water;

•	environmental hazards, such as oil spills, pipeline ruptures and discharges of toxic gases;

•	other adverse weather conditions; and

•	increase in the cost of, or shortages or delays in the availability of, drilling rigs and equipment.

Certain future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition.  While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons.

 Our oil and gas operations involve substantial costs and are subject to various economic risks.

Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells.  The cost and length of time necessary to produce any reserves may be such that it will not be economically viable.  In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful.  In addition, the cost and timing of drilling, completing and operating wells is often uncertain.  We also face the risk that the oil and gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and gas due to a lack of a market and that fluctuations in the prices of oil will make development of those leases uneconomical.  This could result in a total loss of our investment.

A substantial or extended decline in oil and gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan.

Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas.  Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices.  Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future.  Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control.  Those factors include:

•	the domestic and foreign supply of oil and natural gas;

•	the ability of members of the Organization of Petroleum Exporting Countries and other producing countries to agree upon and maintain oil prices and production levels;

•	political instability, armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;

•	the level of consumer product demand;

•	the growth of consumer product demand in emerging markets, such as China and India;

•	weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;

•	domestic and foreign governmental regulations and other actions;

•	the price and availability of alternative fuels;

•	the price of foreign imports;

•	the availability of liquid natural gas imports; and

•	worldwide economic conditions.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas.  Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil we can produce economically, if any.  A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity.  While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring viable leases.

The oil and gas industry is intensely competitive.  We compete with numerous individuals and companies, including many major oil and gas companies which have substantially greater technical, financial and operational resources and staffs.  Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds.  We cannot predict if the necessary funds can be raised or that any projected work will be completed.

Oil and gas operations are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipated causing an adverse effect on our Company.

Oil and gas operations are subject to country-specific federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment.  Oil and gas operations are also subject to country-specific federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.  Various permits from governmental bodies are required for drilling operations to be conducted and no assurance can be given that such permits will be received.  Environmental standards imposed by federal, state, provincial, or local authorities may be changed and any such changes may have material adverse effects on our activities.  Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us.  Additionally, we may be subject to liability for pollution or other environmental damages.  To date, we have not been required to spend any material amount on compliance with environmental regulations.  However, we may be required to do so in the future and this may affect our ability to expand or maintain our operations.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater.  In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases.  As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services and equipment has risen, and the costs of these services and equipment are increasing.  If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in areas where we operate, we could be materially and adversely affected.

 We depend on the skill, ability and decisions of third party operators to a significant extent.

The success of the drilling, development and production of the oil properties in which we have or expect to have a working interest is substantially dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties.  The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs.  Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

 Exploration and production activities are subject to certain environmental regulations which may prevent or delay the commencement or continuation of our operations.

In general, our future exploration and production activities are subject to certain country-specific federal, state and local laws and regulations relating to environmental quality and pollution control.  Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation.  Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date.  Specifically, we will be subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes.  In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of U.S. state authorities.  However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.  We believe that our current operations comply, in all material respects, with all applicable environmental regulations.

Risks Related to our Common Stock

Our common stock may be subject to the penny stock rules which may make it more difficult to sell our common stock.

The Securities and Exchange Commission has adopted regulations which generally define a “penny stock” to be any equity security that has a market price, as defined, less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities may be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors such as, institutions with assets in excess of $5,000,000 or an individual with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with his or her spouse.  For transactions covered by this rule, the broker-dealers must make a special suitability determination for the purchase and receive the purchaser’s written agreement of the transaction prior to the sale.  Consequently, the rule may affect the ability of broker-dealers to sell our securities and also affect the ability of our stockholders to sell their shares in the secondary market.

Our management and stockholders may lose control of the Company as a result of a merger or acquisition.

We may consider an acquisition in which we would issue as consideration for the business opportunity to be acquired an amount of our authorized but unissued common stock that would, upon issuance, represent the great majority of the voting power and equity of the Company.  As a result, the acquiring company’s stockholders and management would control the Company, and our current management may be replaced by persons unknown at this time.  Such a merger would result in a greatly reduced percentage of ownership of the Company by its current stockholders.

We have historically not paid dividends and do not intend to pay dividends.

We have historically not paid dividends to our stockholders and management does not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.  We intend to retain future earnings, if any, for use in the operation and expansion of our business.

A limited public trading market exists for our common stock, which makes it more difficult for our stockholders to sell their common stock in the public markets.

Although our common stock is quoted on the OTCBB under the symbol “AAPH,” there is a limited public market for our common stock.  No assurance can be given that an active market will develop or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all.  Many brokerage firms may not be willing to effect transactions in the securities.  Even if a purchaser finds a broker willing to effect a transaction in these securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price.  Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance.  These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our common stock.